Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2019 relating to the financial statements of Kaixin Auto Group, its subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities (collectively, the "Company") as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the financial statements presentation not necessarily reflecting the results of operations, financial position and cash flows if the Company had operated as a stand-alone group during the periods presented), appearing in Form 8-K of Kaixin Auto Holdings (formerly known as CM Seven Star Acquisition Corporation) filed with the SEC on May 6, 2019.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

August 23, 2019